EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

QLogic Corporation:

We consent to the use of our reports dated May 23, 2013, with respect to the consolidated balance sheets of QLogic Corporation and subsidiaries as of March 31, 2013 and April 1, 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2013, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 31, 2013, incorporated herein by reference.

/s/ KPMG LLP

KPMG LLP

Irvine, California

August 26, 2013